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FORM 3
======

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

                               JAF-HLR, LLC
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

                              c/o Bridge Service Corp.,
                              30 Old Rudnick Lane

--------------------------------------------------------------------------------
                                    (Street)

   Dover                            Delaware                19901
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                                    06/25/02

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     News Communications, Inc. (NCOM)

________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
              (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


________________________________________________________________________________

6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [ ]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)      4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)           (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                             1,018,445                     D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

====================================================================================================================================
              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
1. Title of    2. Date Exercisable    3. Title and Amount                   4. Conversion or   5. Ownership Form       6. Nature of
   Derivative     and Expiration         of Securities                         Exercise Price     of Derivative           Indirect
   Security       Date                   Underlying Derivative                 of Derivative      Securities: Direct      Beneficial
   (Instr. 4)     (Month/Day/Year)       Security (Instr. 4)                   Security           (D) or Indirect (I)     Ownership
                                                                                                  (Instr. 5)              (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
                 Date      Expiration         Title            Amount or
              Exercisable     Date                             Number of
                                                                Shares
------------------------------------------------------------------------------------------------------------------------------------
Warrant        Immed.       04/19/06          Common Stock     1,000,000       $1.10                  D
------------------------------------------------------------------------------------------------------------------------------------
Warrant        Immed.       04/19/06          Common Stock     1,000,000       $1.50                  D
------------------------------------------------------------------------------------------------------------------------------------
Warrant        Immed.       04/19/06          Common Stock     1,000,000       $2.00                  D
------------------------------------------------------------------------------------------------------------------------------------
Warrant        Immed.       06/04/06          Common Stock       150,000       $1.00                  D
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

                                           JAF-HLR, LLC

                                           By: Hollinger NCI Holdings, LLC,
                                               Member

                                           By: /s/ Mark S. Kipnis
                                               ---------------------------------
                                               Mark S. Kipnis
                                               Authorized Signatory

                                           By: /s/ James A. Finkelstein
                                               ---------------------------------
                                               James A. Finkelstein,
                                               Member

                                           Date: July 5, 2002

*     If the form is filed by more than one Reporting Person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.